                                                                  Exhibit (b)(1)

[LOGO for NATIONSBANK]


July 24, 1997


Robert D. Woltil
Chief Financial Officer
Sun Healthcare Group, Inc.
101 Sun Lane, N.E.
Albuquerque, New Mexico 87109

RE:  Acquisition Financing
     ---------------------

Ladies and Gentlemen:

You have advised us that Sun Healthcare Group, Inc. (the "Borrower") intends to make a tender offer (the "Offer") to acquire the capital stock of Regency Health Services (the "Acquired Company") (hereinafter the acquisition of Acquired Company may be referred to as the "Acquisition") for approximately $390,000,000. The Acquisition will be structured as an equity purchase. You have advised us that approximately $1,000,000,000 in senior debt financing will be required in order to effect the Acquisition, to refinance approximately $550,000,000 of existing indebtedness of the Borrower and the Acquired Company, to pay the costs and expenses related to the Acquisition and to provide for ongoing general corporate purposes after completion of the Acquisition. You have further advised us that any other external financing (including sale and leaseback transactions) utilized in connection with the Acquisition will be used to reduce NationsBank's commitments hereunder.

In connection with the foregoing, NationsBank of Texas, N.A. ("NationsBank" or the "Agent") is pleased to advise you of its commitment (this letter agreement being the "Commitment Letter") to provide the full principal amount of the Senior Credit Facilities described in the Summary of Indicative Terms and Conditions attached to this Commitment Letter as Exhibit A (the "Term Sheet"). NationsBanc Capital Markets, Inc. ("NCMI") is pleased to advise you of its commitment, as Arranger and Syndication Agent for the Senior Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Credit Facilities. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet, and this letter agreement.

The commitments of NationsBank and NCMI hereunder are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank and NCMI in their sole discretion:

     (a) each of the terms and conditions set forth herein;

     (b) each of the terms and conditions set forth in the Term Sheet;

Sun Healthcare Group, Inc.
July 24, 1997
Page 2


     (c) execution by the Borrower, the Acquired Company and/or other appropriate parties of the definitive Purchase Agreement and other related documentation relating to the Acquisition, in form and substance satisfactory to NationsBank and NCMI;

     (d) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities consistent with the Term Sheet and otherwise satisfactory to NationsBank and NCMI; and

     (e) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by NationsBank and NCMI in their reasonable discretion.

NationsBank will act as Agent for the Senior Credit Facilities and NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. No additional agents will be appointed without the prior approval of NationsBank and NCMI.

Furthermore, the commitments of NationsBank and NCMI hereunder are based upon the financial and other information regarding the Borrower, the Acquired Company and their respective subsidiaries previously provided to NationsBank and NCMI and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of NationsBank and NCMI, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, the Acquired Company and their subsidiaries taken as a whole. If the continuing review by NationsBank and NCMI of the Borrower and the Acquired Company discloses information relating to conditions or events not previously disclosed to NationsBank and NCMI or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank and NCMI which NationsBank and NCMI in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower, the Acquired Company, and their subsidiaries taken as a whole, NationsBank and NCMI may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

In addition to the forgoing conditions, as you know, neither we nor you know at this time the precise terms of any additional financing which may be utilized in connection with the Acquisition. Our commitment to provide the Senior Credit Facilities is subject to the requirement that the terms of any such financing be satisfactory to the Agent and the Lenders.

You agree to actively assist NationsBank and NCMI in achieving a syndication of the Senior Credit Facilities that is satisfactory to NationsBank, NCMI and you. In the event that such syndication cannot be achieved in a manner satisfactory to NationsBank and NCMI under the structure outlined in the Term Sheet you agree to cooperate with NationsBank and NCMI in developing an alternative structure that will permit a satisfactory syndication of the Senior Credit Facilities. Syndication of the Senior Credit Facilities will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of the Borrower and the Acquired Company, and the proposed Lenders. To assist NationsBank and NCMI in the syndication efforts, you hereby agree to
(a) provide and cause your advisors to provide NationsBank and NCMI and the other Lenders upon request with all information reasonably deemed necessary by NationsBank and NCMI to

Sun Healthcare Group, Inc.
July 24, 1997
Page 3


complete syndication, including but not limited to information and evaluations prepared by the Borrower and the Acquired Company and their advisors, or on their behalf, relating to the Acquisition, (b) assist NationsBank and NCMI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities and (c) otherwise assist NationsBank and NCMI in their syndication efforts, including making available officers and advisors of the Borrower and the Acquired Company and their subsidiaries from time to time to attend and make presentations regarding the business and prospects of the Borrower and the Acquired Company and their subsidiaries, as appropriate, at a meeting or meetings of prospective Lenders. You further agree to refrain from engaging in any additional financings for the Acquired Company during such syndication process unless otherwise agreed to by NationsBank and NCMI.

It is understood and agreed that NationsBank and NCMI, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you outside the terms contained herein and in the Term Sheet in order to obtain its commitment. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of NationsBank and NCMI and that any syndication prior to execution of definitive documentation will reduce the commitment of NationsBank.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and the Acquired Company that have been or are hereafter made available to NationsBank and NCMI or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation and warranty in the preceding sentence is correct on the such date. In arranging and syndicating the Senior Credit Facilities, NationsBank and NCMI will be using and relying on the Information and the Projections without independent verification thereof.

By executing this Commitment Letter, you agree to pay the fees set forth in the Term Sheet and Exhibit B attached to this Commitment Letter.

By executing this Commitment Letter you also agree to reimburse NationsBank and NCMI from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of legal counsel to NationsBank) incurred in connection with the Senior Credit Facilities and the preparation of the definitive documentation for the Senior Credit Facilities and the other transactions contemplated hereby.

IN THE EVENT THAT NATIONSBANK OR NCMI BECOMES INVOLVED IN ANY CAPACITY IN ANY ACTION, PROCEEDING OR INVESTIGATION IN CONNECTION WITH ANY MATTER CONTEMPLATED BY THIS LETTER, THE COMPANY WILL REIMBURSE

Sun Healthcare Group, Inc.
July 24, 1997
Page 4


NATIONSBANK AND NCMI FOR THEIR LEGAL AND OTHER EXPENSES (INCLUDING THE COST OF ANY INVESTIGATION AND PREPARATION) AS THEY ARE INCURRED BY NATIONSBANK OR NCMI. THE COMPANY ALSO AGREES TO INDEMNIFY AND HOLD HARMLESS NATIONSBANK, NCMI AND THEIR AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (THE "INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES AND LIABILITIES, JOINT OR SEVERAL, RELATED TO OR ARISING OUT OF ANY MATTERS CONTEMPLATED BY THIS LETTER (INCLUDING ANY ARISING OUT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY), UNLESS AND ONLY TO THE EXTENT THAT IT SHALL BE FINALLY JUDICIALLY DETERMINED THAT SUCH LOSSES, CLAIMS, DAMAGES OR LIABILITIES RESULTED PRIMARILY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NATIONSBANK OR NCMI.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this letter agreement or the commitment of NationsBank and NCMI hereunder, provided, however, that the Borrower shall be deemed released of its obligations under the immediately preceding two paragraphs upon the execution of definitive financing documentation.

As described herein and in the Term Sheet, NCMI will act as Arranger and Syndication Agent for the Senior Credit Facilities. NationsBank reserves the right to allocate, in whole or in part, to NCMI certain fees payable to NationsBank in such manner as NationsBank and NCMI agree in their sole discretion. You acknowledge and agree that NationsBank may share with any of its affiliates (including specifically NCMI) any information relating to the Senior Credit Facilities, the Borrower, the Acquired Company and their subsidiaries and affiliates.

This Commitment Letter may not be assigned by the Borrower without the prior written consent of NationsBank and NCMI.

If you are in agreement with the foregoing, please execute and return the enclosed copy of this Commitment Letter no later than the close of business on July 28, 1997. Our commitments shall terminate if not so accepted by you prior to that time. Following acceptance by you, our commitments will terminate on December 31, 1997, unless the Senior Credit Facilities are closed by such time.

Except as required by applicable law, this Commitment Letter (including the Term Sheet and Exhibit B) and the contents hereof shall not be disclosed by you to any third party without the prior consent of NationsBank and NCMI, other than to your attorneys, financial advisors and accountants, in each case to the extent necessary in your reasonable judgment; provided, however, it is understood and agreed that following your acceptance of this Commitment Letter you may disclose the terms of this Commitment Letter (excluding Exhibit B) to the Acquired
                                    --------------------
Company and its attorneys and financial advisors in connection with the Offer. Without limiting the foregoing, in the event that you disclose the contents of this letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this Commitment Letter (including attached Exhibits A and B).

THIS COMMITMENT LETTER (INCLUDING THE TERM SHEET AND EXHIBIT B) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE MATTERS COVERED HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF

Sun Healthcare Group, Inc.
July 24, 1997
Page 5


PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.


This letter may be executed in counterparts which, taken together, shall constitute an original.

                            Very truly yours,

                            NATIONSBANK OF TEXAS, N.A.

                            /s/ Steve Deily
                            ---------------
                            By: Steve Deily
                            Title:  Senior Vice President


                            NATIONSBANC CAPITAL MARKETS, INC.


                            /s/ Gary Kahn
                            -------------
                            By: Gary Kahn
                            Title:  Senior Vice President and Director



ACCEPTED AND AGREED TO:

SUN HEALTHCARE GROUP, INC.

/s/ Robert D. Woltil
--------------------
By: Robert D. Woltil
Title:  Chief Financial Officer
Date: July 26, 1997

=============================================================================
The following exhibit is confidential and may not be disclosed by you to any third party or governmental entity without the prior written consent of NationsBank and NationsBanc Capital Markets, Inc., except as provided in the Commitment Letter to which this exhibit is attached.
=============================================================================

                                  EXHIBIT A
                                  ---------

                          SUN HEALTHCARE GROUP, INC.

                   SUMMARY OF PROPOSED TERMS AND CONDITIONS

                                 JULY 24, 1997

=============================================================================
BORROWER:               Sun Healthcare Group, Inc. ("Sun") and certain of its
                        subsidiaries which NationsBank may elect to designate as co-Borrowers (collectively the "Borrower").

GUARANTORS:             The Senior Credit Facilities shall be guaranteed by all
                        existing and hereafter acquired material domestic subsidiaries of Sun upon consummation of the Acquisition. All guarantees shall be guarantees of payment and not of collection.

AGENT: NationsBank of Texas, N.A. (the "Agent" or "NationsBank") will act as sole and exclusive administrative and collateral agent. As such, NationsBank will negotiate with the Borrower, act as the primary contact for the Borrower and perform all other duties associated with the role of exclusive administrative agent. No other agents or co-agents may be appointed without the prior written consent of NationsBank and NCMI.

ARRANGER &
SYNDICATION AGENT:      NationsBanc Capital Markets, Inc. ("NCMI").

LENDERS: A syndicate of financial institutions (including NationsBank) arranged by NCMI, which institutions shall be acceptable to the Borrower and the Agent (collectively, the "Lenders").

SENIOR CREDIT
FACILITIES:             An aggregate principal amount of up to $1,000,000,000
                        will be available under the conditions hereinafter set forth:

                        Revolving Credit Facility:  $500 million revolving
                        --------------------------
                        credit facility, which will include a $75 million sublimit for the issuance of standby and commercial letters of credit (each a "Letter of Credit"). Letters of Credit will be issued by NationsBank (in such capacity, the "Fronting Bank"), and each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit.

Summary of Proposed Terms and Conditions (continued...)             Confidential
--------------------------------------------------------------------------------

                        Term Loan Facility:  $500 million term loan
                        -------------------
                        facility comprised of the following term loan tranches.

                        (i)   $250 million Tranche A Term Loan

                        (ii)  $250 million Tranche B Term Loan.

                        Provided, however, the Agent reserves the right, in its discretion, to reallocate the principal amount of the Term Loan Facility among the various tranches (with corresponding changes to the amortization schedule set forth below) if the Agent believes such reallocation will result in a more successful syndication of the Senior Credit Facilities.

PURPOSE: The proceeds of the Senior Credit Facilities shall be used: (i) to refinance the outstanding principal balance of certain existing indebtedness of Regency Health Services (the "Acquired Company") and the Borrower (ii) to pay the cash portion of the purchase price for the Acquired Company pursuant to the Purchase Agreement (as defined below); (iii) to pay fees and expenses incurred in connection with the Acquisition and
                        (iv) to provide for working capital and general corporate purposes of the Borrower.

INTEREST RATES:         The Senior Credit Facilities shall bear interest, at the
                        option of the Borrower, at a rates per annum equal to either (i) the LIBOR interbank rate, adjusted for reserves, or (ii) the Base Rate (defined as the higher of (a) the NationsBank prime rate and (b) the Federal
                        Funds rate plus 1/2%), in each case plus the "Applicable
                        Margins" set forth below.

                                                  LIBOR +  Base Rate +
                                                  -------  -----------
                        Revolving Credit Loans    225 bps    75 bps
                        Tranche A Term Loans      225 bps    75 bps
                        Tranche B Term Loans      275 bps    125 bps

                        The Applicable Margins set forth above for the Senior Credit Facilities will be subject to performance pricing step-downs commencing upon receipt of the 12/31/97 financial statements, based upon the Borrower's Leverage Ratio (including Operating Lease Payments times a factor of 8), to be mutually agreed upon.

                        If during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the Senior Credit Facilities, the Borrower shall immediately reimburse the Agent for any such costs, charges or fees. Such right of reimbursement to be in addition to and not in limitation of customary cost and yield protection.

                        The Borrower may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability.

                        A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

Summary of Proposed Terms and Conditions (continued...)             Confidential
--------------------------------------------------------------------------------
                        The loan documentation shall include cost and yield protection customary for transaction and facilities of this type, including without limitation changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, and reserves, all without proration or offset.

LETTER OF CREDIT FEES:  Letter of credit fees are due quarterly in arrears to be shared proportionately by the Lenders. Fees will be equal to the Applicable Margin in effect from time to time for Revolving Credit LIBOR loans on a per annum basis plus a fronting fee of 12.5 bps per annum to be paid to Fronting Bank for its own account. Fees will be calculated on the aggregate stated amount for each letter of credit for the stated duration thereof.

COMMITMENT FEE          A 50 basis points per annum (calculated on the basis of
                        actual number of days elapsed in a year of 360 days)
                        Commitment Fee calculated on the unused portion of the Senior Credit Facilities shall commence to accrue upon execution of a definitive credit agreement, and payable thereafter quarterly in arrears. The Commitment Fee will be subject to performance pricing step-downs commencing upon receipt of the 12/31/97 financial statements, based upon the Borrower's Leverage Ratio (including Operating
                        Lease Payments times a factor of 8), to be mutually agreed upon.

MATURITY:               The Revolving Credit Facility shall terminate and all
                        amounts outstanding thereunder shall be due and payable in full 6 years from Closing.

                        The Term Loan Facilities shall be subject to repayment according to the Scheduled Amortization, with the final payment of all amounts outstanding, plus accrued interest, being due 6 years from Closing for the Tranche A Term Loan and 7 years from Closing for the Tranche B Term Loan.

AVAILABILITY/SCHEDULED
AMORTIZATION:           Revolving Credit Facility: Loans under the Revolving
                        --------------------------
                        Credit Facility ("Revolving Credit Loans", and together with the Term Loans, the "Loans") may be made, and Letters of Credit may be issued (subject to the $75 million sublimit) up to the amount of the Revolving
                        Credit Facility.

                        Term Loan Facilities:  The Tranche A Term Loan and the
                        ---------------------
                        Tranche B Term Loan will be available in a single borrowing at Closing. The Term Loan Facility will be subject to quarterly amortization of principal, based upon the annual amounts shown below (the "Scheduled Amortization").

                               Tranche A       Tranche B
                               ---------       ---------
         Loan year 1             [TBD]           [TBD]
         Loan year 2             [TBD]           [TBD]
         Loan year 3             [TBD]           [TBD]
         Loan year 4             [TBD]           [TBD]
         Loan year 5             [TBD]           [TBD]
         Loan year 6             [TBD]           [TBD]
         Loan year 7               -             [TBD]

Summary of Proposed Terms and Conditions (continued...)             Confidential
--------------------------------------------------------------------------------

SECURITY:               Concurrently with the Acquisition, the Agent (on behalf
                        of the Lenders) shall receive a first priority perfected security interest in all of the capital stock of each of the domestic subsidiaries (direct or indirect) of Sun
                        (other than Regency Health Services ("Regency") if after consummation of the Acquisition, Regency has total assets with a book value of less than $500,000) and 66% of the capital stock of each foreign subsidiary which is a direct subsidiary of the Borrower or any of its domestic subsidiaries, which capital stock shall not be subject to any other lien or encumbrance.

                        The foregoing security shall ratably secure the Senior Credit Facilities and any interest rate swap/foreign currency swap or similar agreements with a Lender under the Senior Credit Facilities.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:             Until the Borrower's Leverage Ratio is reduced below a
                        mutually agreed upon level, in addition to the amortization set forth above, the Senior Credit
                        Facilities will be prepaid by an amount equal to (a)
                        100% of the net cash proceeds of all asset sales by the Borrower or any domestic subsidiary of the Borrower
                        (including stock of subsidiaries), subject to de minimus baskets and reinvestment provisions to be agreed upon and net of selling expenses and taxes to the extent such taxes are paid; (b) 75% of Excess Cash Flow (to be defined) pursuant to an annual cash sweep arrangement;
                        (c) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt) by the Borrower or any domestic subsidiary; and (d) 100% of the net cash proceeds from the issuance of equity (excluding certain proceeds such as proceeds from the exercise of options) by the Borrower or any domestic subsidiary.
                        Prepayments shall be applied pro rata to reduce the Tranche A Term Loan and the Tranche B Term Loan and within each tranche pro rata with respect to each remaining installment of principal. Holders of the Tranche B Term Loan may, so long as there is a principal balance outstanding with respect to the Tranche A Term
                        Loan, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay Tranche B
                        Term Loan above shall be used to prepay Tranche A Term
                        Loan. In the event the Term Loan Facilities shall have been completely prepaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving Credit
                        Facility.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:             The Borrower may prepay the Senior Credit Facilities in
                        whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and re-deployment costs in the case of prepayment of LIBOR borrowings.

Summary of Proposed Terms and Conditions (continued...)             Confidential
--------------------------------------------------------------------------------

CONDITIONS PRECEDENT
TO CLOSING:             The initial funding of the Senior Credit Facilities will
                        be subject to satisfaction of the conditions precedent deemed appropriate by the Agent and the Lenders for leveraged financings generally and for this transaction in particular, including but not limited to the following:

                        (i) The completion of all due diligence with respect to the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) in scope and determination satisfactory to NationsBank and NCMI in their sole discretion.

                       (ii) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities satisfactory to NCMI, the Agent and the Lenders.

                      (iii) The Agent's satisfactory review of the purchase agreement (including all schedules exhibits thereto) regarding the Acquired Company (the "Purchase Agreement"). The Purchase Agreement shall have been consummated in accordance with the terms thereof and in compliance with applicable law and regulatory approvals. The Purchase Agreement shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, without the prior written consent of the Agent.

                       (iv) After giving effect to the Acquisition, the corporate capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries), shall be satisfactory to the Agent. Without limiting the generality of the above, the Agent shall be satisfied that after giving affect to transactions contemplated hereby, at the Closing (a) the Borrower's ratio of senior indebtedness to pro-forma EBITDA shall not exceed 4.35 to 1.0, and (b) the Borrower's ratio of total indebtedness plus 8x's operating leases to pro-forma EBITDAR shall not exceed 6.25 to 1.0.

                        (v) The Agent shall have received and, in each case, approved the consolidated financial statements of the Acquired Company and its subsidiaries for the fiscal years 12/31/94, 12/31/95 and 12/31/96 including balance sheets, income and cash flow statements audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, a pro forma balance sheet of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) as of the Closing Date giving effect to the Acquisition and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, and such other

Summary of Proposed Terms and Conditions (continued...)             Confidential
--------------------------------------------------------------------------------
                             information relating to the Acquisition as the Agent may require.

                       (vi) There shall not have occurred a material adverse change since 12/31/96 in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date.

                      (vii) The Agent shall have been satisfied with the form and content of the reports of the environmental consultants with respect to all real properties owned or leased by the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries).

                     (viii) The Agent shall have received (a) satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities) and such corporate resolutions, certificates and other documents as the Agent shall reasonably require and
                             (b) satisfactory evidence that the Agent (on behalf of the Lenders) holds a perfected, first priority lien in all collateral for the Senior Credit Facilities, subject to no other liens except for permitted liens to be determined.

                       (ix) Receipt of all governmental, shareholder and third party consents (including Hart-Scott Rodino clearance) and approvals necessary or, in the opinion of the Agent, desirable in connection with the purchase of the Acquired Company and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries), or such other transactions, or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Agent could have such effect.

                        (x) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to affect the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) or any transaction contemplated hereby, that could, if adversely determined, have a material adverse effect on the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) or any transaction contemplated hereby, or that could, if adversely determined, have an adverse affect on the ability of the Borrower and its subsidiaries (including


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Summary of Proposed Terms and Conditions (continued...)             Confidential
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                             the Acquired Company and its subsidiaries) to
                             perform their obligations under the documents to be executed in connection with the Senior Credit Facilities.

                       (xi) The Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) shall be in compliance with all existing financial obligations (after giving effect to the Acquisition).

                      (xii) Receipt and review, with results satisfactory to the Agent and its counsel, of information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries).

REPRESENTATIONS &
WARRANTIES:             Consistent with the current Credit Agreement and taking
                        into account the transaction contemplated hereby, to include without limitation: (i) corporate status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations; (viii) status under Investment
                        Company Act; (ix) ERISA; (x) environmental matters; (xi) perfected liens and security interests; (xii) payment of taxes, and (xiii) consummation of the Acquisition.

COVENANTS:              Consistent with the current Credit Agreement and taking
                        into account the transaction contemplated hereby, to include without limitation: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates: (iii) notices of default, material litigation and material governmental and environmental proceedings; (iv) compliance with laws;
                        (v) payment of taxes; (vi) maintenance of insurance;
                        (vii) limitation on liens; (viii) limitations on mergers, consolidations and sales of assets; (ix) limitations on incurrence of debt; (x) limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt; (xi) limitations on investments; (xii) ERISA; (xiii) limitation on transactions with affiliates; and (xiv) limitation on capital expenditures.

                        Financial covenants to include (but not limited to):

                        . Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (total funded debt + 8x operating leases/EBITDAR),

                        . Maintenance on a rolling four quarter basis of a Maximum Senior Debt/EBITDA Ratio.


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                        .  Maintenance on a rolling four quarter basis of a
                           Minimum Fixed Charge Coverage Ratio
                           (EBITDAR)/(interest expense + scheduled principal repayments + leases), and

                        .  Maximum Total Debt/Total Capitalization

EVENTS OF DEFAULT:      Consistent with the current Credit Agreement and taking
                        into account the transaction contemplated hereby, to include without limitation: (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iii) cross-default to other material agreements and indebtedness, (iv) bankruptcy, (v) material judgments, (vi) ERISA, (vii) actual or asserted invalidity of any loan documents or security interests,
                        (viii) Change in Control of the Borrower.

ASSIGNMENTS/
PARTICIPATIONS:         Each Lender will be permitted to make assignments to
                        other financial institutions approved by the Borrower and the Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, and maturity date. An assignment fee of $3,500 is payable by the Lender to the Agent upon any such assignment occurring
                        (including, but not limited to an assignment by a Lender to another Lender).

WAIVERS &
AMENDMENTS:             Amendments and waivers of the provisions of the loan
                        agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and commitments under the Senior Credit
                        Facilities, except that (a) the consent of all the Lenders affected thereby shall be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all collateral and (v) releases of all or substantially all guarantors and (b) the consent of the Lenders holding at least 50% of the Tranche A Term Loan Facility and at least 50% of the
                        Tranche B Term Loan Facility shall be required with respect to any amendment that changes the allocation of any payment between the Tranche A and Tranche B Term
                        Loan Facilities.

INDEMNIFICATION:        The Borrower shall indemnify the Lenders from and
                        against all losses, liabilities, claims, damages or expenses relating to their loans, the Borrower's use of loan proceeds or the commitments, including but not limited to reasonable attorneys' fees and settlements costs. This indemnification shall survive and continue for the benefit of the Lenders at all times after the Borrower's acceptance of the Lenders' commitment for the Senior Credit Facilities, notwithstanding any failure of the Senior Credit Facilities to close.


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CLOSING:                On or before December 31, 1997, unless extended to a
                        later Closing Date in the sole discretion of the Arranger.

GOVERNING LAW:          Texas.

EXPENSES:               Borrower will pay all reasonable costs and expenses
                        associated with the preparation, due diligence, administration, syndication and enforcement of all documents executed in connection with the Senior Credit
                        Facilities, including without limitation, the legal fees of the Agent's counsel regardless of whether or not the Senior Credit Facilities are closed.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Senior Credit Facilities contemplated hereby. The parties to the Senior Credit Facility shall waive their right to a trial by jury.





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